Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-89372) and Registration Statements on Form S-8 (File Nos.33-82696, 33-82688, 33-90258, 333-45191, 333-37502 and 333-86886) of Planar Systems, Inc. of our report dated February 15, 2002, with respect to the consolidated financial statements of DOME imaging systems, inc. and subsidiary as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this Current Report on Form 8-K/A of Planar Systems, Inc.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 1, 2002